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                                                                     EXHIBIT 5.1


[HONIGMAN LOGO]                                                   (313) 465-7000
Honigman Miller Schwartz and Cohn LLP                        FAX: (313) 465-8000
Attorneys and Counselors                                            HONIGMAN.COM


                                 July 19, 2006

Rockwell Medical Technologies, Inc.
30142 Wixom Road
Wixom, Michigan 48393

         RE: REGISTRATION STATEMENT ON FORM S-3, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2006 (THE "REGISTRATION STATEMENT")

Ladies and Gentlemen:

         We have represented Rockwell Medical Technologies, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement, for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 111,895 common shares (the "Common Shares").

         Based upon our examination of such documents and other matters as we have deemed relevant, it is our opinion that the Common Shares covered by the Registration Statement have been duly authorized and are legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder,

                                       Very truly yours,

                                       /s/ Honigman Miller Schwartz and Cohn LLP


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